UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    Form 8-K

                                 Current Report
     Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of
earliest event reported):     August 3, 2005 (July 28, 2005)

                            Brown-Forman Corporation
             (Exact name of registrant as specified in its charter)

   Delaware                  002-26821            61-0143150
(State or other            (Commission         (I.R.S. Employer
 jurisdiction of            File Number)       Identification No.)
 incorporation)

 850 Dixie Highway, Louisville, Kentucky           40210
(Address of principal executive offices)         (Zip Code)

Registrant's telephone number, including area code (502) 585-1100

Item 1.01.  Entry Into a Material Definitive Agreement.

On July 28, 2005, the Board of Directors of Brown-Forman Corporation (the "Company") approved the compensation for the Company's non-employee directors as set forth on Exhibit 10(k).

On July 28, 2005, the Compensation Committee (the "Committee") of the Board of Directors of the Company, in conjunction with the Compensation and Benefit Committee of the Company, set the compensation of the persons who are anticipated to constitute the Company's named executive officers for fiscal 2006 as set forth on Exhibit 10(k). All of the Company's executive officers are at will employees. Base salary increases are determined annually and become effective on August 1 of each year. Targeted bonuses for performance periods beginning in fiscal 2006 as well as the goals on which those bonuses will be based were also approved at this time.


Item 9.01.  Financial Statements and Exhibits

 (a)      Not applicable.
 (b)      Not applicable.
 (c)      Exhibits.
          10(k)     Summary of Director and Named Executive Compensation

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                       Brown-Forman Corporation
                                            (Registrant)


Date:   August 3, 2005                     By:  /s/ Nelea A. Absher
                                                Nelea A. Absher
                                                Vice President and Assistant
                                                 Corporate Secretary




Exhibit Index

10(k)  Summary of Director and Named Executive Compensation

                                                                   Exhibit 10(k)

Summary of Director and Named Executive Officer Compensation

DIRECTOR COMPENSATION

Directors  who  are  employees  of  Brown-Forman   do  not  receive   additional
compensation for serving as directors. The following sets forth a summary of compensation for non-employee directors.

1. Annual Retainer:

   (a) $30,000 in cash, payable in six installments over the course of the board service year. Directors may elect in advance of their board service year to receive stock options in lieu of cash payments for all or part of their retainer.

   (b) $35,000 in the Black-Scholes value of stock-settled stock appreciation rights with a ten-fiscal-year term.

2. Board Meeting Fee: $4,000 per meeting attended in person. $2,000 for telephonic participation.

3. Committee Meeting Fee: $4,000 per meeting attended in person. $2,000 for telephonic participation.

4. Additional Chairman Meeting Fee: $4,000 for personal attendance. $2,000 for telephonic participation.

5. Audit Committee Chairman Review: $3,000 per quarterly review with outside auditors conducted independently of Audit Committee Meeting.

6. International Travel Supplement: $3,000 per meeting, for directors who travel directly from (and immediately back to) an overseas location for our meeting. This is no longer indexed to the regular meeting fee but may be adjusted from time to time.

7. Expense reimbursement: Directors are reimbursed for their reasonable and necessary expenses incurred in connection with attending Board and Committee meetings. The product promotion allowance for outside directors is $2,000 per year. Directors are also covered under the company's Travel Accident Insurance and D & O Liability insurance programs.


NAMED EXECUTIVE OFFICER COMPENSATION

Chief Executive Officer and Employee-Chairman

Target amounts of total compensation for the Chief Executive Officer of the Company and the Company's employee-Chairman are as follows:

                                 Annual Bonus    Long-Term Bonus        Total
                                 Opportunity      Opportunity*      Compensation
Name and Title       Salary       at Target         at Target         at Target

Paul Varga
CEO                 $850,000       $700,000         $1,350,000       $2,900,000

Owsley Brown II
Chairman            $950,000       $985,000          $ 425,000       $2,360,000

* This amount is further subdivided into equity awards and cash bonus opportunity


For Mr. Varga, the Long-Term Bonus Opportunity at Target takes the form of $675,000 as a performance-based restricted share opportunity, and $675,000 in long-term cash bonus based on Company performance for the performance period comprising fiscal 2006 through fiscal 2008 inclusive.

For Mr. Brown, the Long-Term Bonus Opportunity at Target takes the form of $425,500 in long-term cash bonus for the performance period comprising fiscal 2006 through fiscal 2008 inclusive.


Three Remaining Named Executive Officers

The annualized salaries of the three remaining named executive officers effective August 1, 2005 are as follows:

Phoebe A. Wood             $556,354
James L. Bareuther         $510,416
Michael B. Crutcher        $471,875

Target bonus opportunity for the three remaining named executive officers are as follows:

 - Annual Bonus Opportunity at Target was set within a range of $225,000 to $240,000 for target performance for each of these three executive officers.
 - Long-Term Bonus Opportunity at Target was set within a range of $490,000 to $615,000 for each of these three executive officers, and awarded in a combination of stock-settled stock appreciation rights, performance-based restricted stock opportunity, and cash long-term bonus for the performance period fiscal 2006 through fiscal 2008.


Bonus Element Descriptions

Under all cash bonus programs, the plan requires certain levels of Company operating income to occur before any bonus can be paid. Target bonus is paid for targeted levels of operating income, and greater-than-target bonus is paid for higher levels of operating income attained. Short-term bonus is capped at 200% of target bonus; Long-term bonus is uncapped. Stock-settled stock appreciation rights have a grant price equal to the closing market value of Brown-Forman Class B stock on the grant date July 28 2005, have a term of ten fiscal years, and cannot be exercised in the first three fiscal years. Restricted stock opportunity, designated in cash, is adjusted based on fiscal 2006 performance against operating income goals and converted to restricted Class A Common shares at the end of fiscal 2006, with restrictions on shares remaining in place through April 30, 2010.